Exhibit 4.2

Share Subscription Option Plan– August 2024

This is a free translation from the French language and is supplied solely for information purposes. Only the original version in French language has legal force.

EDAP TMS

A French société anonyme

Capital of 4,889,299.48 Euros

Headquarters: Parc d’Activité de La Poudrette Lamartine,

4, rue du Dauphiné, 69120 Vaulx-en-Velin

France

316 488 204 RCS Lyon

(the “Company”)

2024 SHARE SUBSCRIPTION OPTION PLAN

Ordinary and Extraordinary Assembly Meeting June 28, 2024

Board of Directors: August 21, 2024

1.	GENERAL

In accordance with the authorization granted by the ordinary and extraordinary general shareholders’ meeting of June 28, 2024 (the “Shareholders Authorization”), the board of directors (conseil d’administration) (the “Board of Directors”) decided on August 21, 2024, in compliance with the provisions of Articles L. 225-177 et seq. of the French Commercial Code:

- to determine the terms and conditions of the share subscription option plan (hereinafter the “2024 SO Plan” or the “Plan”) as set out below, and

- to grant, on one or several occasions, in aggregate, up to two million (2,000,000) options to subscribe to a maximum of two million (2,000,000) ordinary shares of the Company, with a nominal value of €0.13 each, to some employees and/or officers of the Company as well as employees of the affiliates of the Company within the meaning of Article L. 225-180 of the French Commercial Code and, to U.S. employees, as defined in Section 424(f) and Section 3401(c) of the United States Internal Revenue Code of 1986, as amended (hereafter, the “Affiliates”).

The authorization granted by the shareholders on June 28, 2024 is valid until August 28, 2027 unless terminated earlier.

2.	PURPOSES OF THE 2024 SO PLAN

We wish to motivate and reward EDAP’s teams who will be entirely dedicated to successfully perform our U.S. as well as our worldwide business goals. To this end, the Board of Directors wishes to implement a stock option program under the Plan in favor of EDAP’s group employees and Company Chief Executive Officer contributing to this project.

The purposes of the Plan are:

-  to attract and retain the best available personnel for positions of substantial responsibility;

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Share Subscription Option Plan– August 2024

-  to provide additional incentive to Beneficiaries (as such term is defined herein); and

-  to promote the success of the Company's business.

Options (as such term is defined below) granted under the Plan to U.S. Beneficiaries (as such term is defined below) are intended to be non-statutory stock options (“NSOs”) and shall not be treated as “incentive stock options” within the meaning of that term under Section 422 of the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor provision thereto (the “U.S. Code”).

3.	SHARES SUBJECT TO THE PLAN AND NUMBER OF OPTIONS TO SUBSCRIBE FOR SHARES

Subject to the provisions of Article L. 225-181 of the French Commercial Code and, for U.S. Beneficiaries (as defined below), Sections 409A, 422 and 424 of the U.S. Code, pursuant to the Shareholders Authorization, the maximum aggregate number of ordinary shares which may be optioned and issued to all Beneficiaries is equal to 2,000,000 (the “Shares”); provided that the maximum number of NSOs which may be optioned and issued to U.S. Beneficiaries is 2,000,000.

Should the Options expire or become unexercisable for any reason without having been exercised in full, the unsubscribed Shares which were subject thereto shall, unless the Plan shall have been terminated prior to August 30, 2027, become available again for any future grant under the Plan to be made in accordance with the Shareholders Authorization.

Notwithstanding any provisions in the Plan to the contrary, the total number of Options granted but not yet exercised may not give right to subscribe a number of shares exceeding one third of the share capital of the Company.

4.	BENEFICIARIES

The Chairman of the Board of Directors (Président du Conseil d’administration), the Chief Executive Officer (Directeur Général) and other deputy executive officers (directeurs généraux délégués) of the Company, as well as any individual employed by the Company or by any of its Affiliates, under the terms and conditions of an employment contract, are eligible to receive Options to the extent otherwise legally eligible to receive Options under the Plan and in the Shareholders Authorization (the “Beneficiaries”).

Subject to the provisions of the French Commercial Code, the Shareholders Authorization, the Plan and, for U.S. Beneficiaries, the U.S. Code, the Board of Directors shall have the authority, in its discretion, to determine the Beneficiaries to whom Options may be granted hereunder.

The list of Beneficiaries, with the exact number of Options allocated to each of them will be set by the Board of Directors. Beneficiaries who are U.S. tax residents are referred to herein as the “U.S. Beneficiaries” and Beneficiaries who are French tax residents are referred to herein as the “French Beneficiaries.”

Notwithstanding any provisions in the Plan to the contrary, Options may not be granted to Beneficiaries owning more than ten percent (10%) of the Company’s share capital except as permitted under Article L. 225-185 of the French Commercial Code.

5.	DATE OF GRANT AND TERM OF THE PLAN

The date of grant of an Option shall be, for all purposes, the date on which the Board of Directors decides to grant such Option (the “Date of Grant”).

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Share Subscription Option Plan– August 2024

No Option may be granted less than twenty (20) trading sessions after the detachment of a coupon entitling the holder to a dividend or a capital increase.

The Plan shall be effective as of August 21, 2024, and Options may be granted by the Board of Directors until August 28, 2027, unless terminated earlier. The Plan shall continue in effect until the date of termination of the last Options in force, unless terminated earlier pursuant to Article 13 hereof.

The Company and each Beneficiary shall enter into an Option agreement evidencing the terms and conditions of an individual Options grant (the “Option Agreement”) substantially in the form attached as Appendix 1 hereto. Such Option Agreements shall be subject to the terms and conditions of the Plan. A written notice evidencing the main terms and conditions of an individual Options grant is part of the Option Agreement (the “Notice of Grant”).

The grant will be definitive upon the Date of Grant provided that the Option Agreement and the Notice of Grant have been duly executed by the Beneficiary and returned to the Company within one month following receipt of such documents by the Beneficiary.

6.	OPTION EXERCISE PRICE

The per Share subscription price for the Shares to be issued pursuant to exercise of an Option (the “Subscription Price”) shall be determined by the Board of Directors on the Date of Grant on the basis of the fair market value as determined below.

The fair market value of one Share as provided in the Shareholders Authorization is deemed to be the closing sales price of one EDAP American Depositary Share listed on the NASDAQ stock market on the day prior to the Date of Grant (if such date is not a trading day, on the last market trading day prior to the Date of Grant); provided that the Subscription Price shall in no case be less than ninety-five per cent (95%) of the average closing sales price of the EDAP American Depositary Shares listed on the NASDAQ stock market calculated on the basis of the last twenty (20) market trading sessions preceding the Date of Grant.

In the case of an NSO granted to any U.S. Beneficiary, the Subscription Price shall not be less than one hundred per cent (100%) of the fair market value per share on the Date of Grant determined as follows (a) if the shares are listed or quoted for trading on an exchange, the value will be deemed to be the closing or last offer price, as applicable, of the shares on the principal exchange upon which such securities are traded or quoted on the date prior to the Date of Grant, provided, if such date is not a trading day, on the last market trading day prior to such date; and (b) if the shares are not listed or quoted for trading on an exchange, the fair market value of the shares as determined by the Board of Directors, consistent with the requirements of Article L. 225-177 of the French Commercial Code and Section 409A of the U.S. Code.

Notwithstanding the forgoing, in accordance with applicable French and U.S. law, each Option granted to each Beneficiary, whether a U.S. Beneficiary or a French Beneficiary, gives the right to subscribe to one Share at a Subscription Price corresponding to the greater of: (a) 100% of the fair market value per share on the Date of Grant determined in accordance with the paragraphs directly above in this Article 6 and (b) ninety five per cent (95%) of the average closing sales price of the EDAP American Depositary Shares listed on the NASDAQ stock market calculated on the basis of the last twenty (20) market trading sessions preceding the Date of Grant.

New Shares issued upon exercise must be fully paid-up at subscription.

The Subscription Price associated with a particular grant of an Option may not be modified for the duration of the Option; provided, however, that the number of Shares under option as well as their Subscription Price may be adjusted, in the event that the Company implements one of the transactions set out in Article L. 225-181 paragraph 2 of the French Commercial Code, and, for U.S. Beneficiaries, such adjustment is permitted by, and occurs in accordance with, Sections 409A, 422 and 424 of the U.S. Code, as applicable, in each case subject to the Shareholders Authorization and Article 10 below.

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Share Subscription Option Plan– August 2024

7.	CONDITIONS PRECEDENT FOR EXERCISE OF THE OPTIONS/CONDITIONS UPON ISSUANCE OF SHARES

7.1 PRESENCE IN THE COMPANY

7.1.1 Principle

The Options shall be null and void and may not be exercised by the Beneficiary, without the Company having to proceed with any formalities, in the case the Beneficiary ceases all functions with the Company or its Affiliates, as an employee or a company officer, for any reason whatsoever save for death or Disability (a “Termination”), for more than three (3) months following the relevant Termination Date (as defined below).

For the purpose of the Plan, “Termination Date” shall mean, depending upon the case, the date the Beneficiary’s resignation letter is sent or delivered, the date the Beneficiary’s dismissal letter is sent or the date of his removal as a company officer. A Termination does not include (i) leaves of absence which receive a prior approval from the Company or (ii) transfers between locations of the Company or between the Company or any Affiliates or the contrary or also from an Affiliate to another Affiliate. Such leaves of absence shall include leaves of more than three (3) months for illnesses or conditions about which the employee has advance knowledge, military leave, or any other personal leave. For purposes of U.S. Beneficiaries and NSOs, no such leave may exceed ninety (90) days unless reemployment upon expiration of such leave is guaranteed by statute, contract or Company policies.

Upon Termination (other than upon the Beneficiary's death or Termination due to Disability), the Beneficiary may exercise his Options within a three (3) month period, as specified in the Notice of Grant, and only for the part of the Options that the Beneficiary was entitled to exercise at the Termination Date (but in no event later than the expiration of the term of such Options as set forth in Article 8.3 below and the Notice of Grant). If, at Termination, the Beneficiary is not entitled to exercise his Options, the Shares covered by the unexercisable portion of Options shall become available again for any future grant in accordance with Article 3. If, after Termination, the Beneficiary does not exercise all of his Options within the time specified in the Notice of Grant, the Options shall terminate, and the Shares covered by such Options shall become available again for any future grant in accordance with Article 3.

7.1.2 Exceptions

As an exception to the provisions of Article 7.1.1, in case of death of the Beneficiary, his heirs may exercise the Options within six (6) months as from such death (but in no event later than the expiration of the term of the Option set forth in Article 8.3 below), provided the relevant Beneficiary was authorized to exercise his Options at the time of his death and within the limits of Options allocated and exercisable. If after the death of the Beneficiary, his heirs do not exercise the Options within the six (6) month period or the Options expiration date, then the Options shall be null and void and the Shares covered by such Options shall become available again for any future grant in accordance with Article 3.

As an exception to the provisions of Article 7.1.1, in the event that the Beneficiary’s office term or employment relationship is terminated owing to Disability, as such term is defined below, the Beneficiary may exercise his Options at any time within six (6) months from the date of such Termination (but in no event later than the expiration of the term of the Option set forth in Article 8.3 below), but only to the extent that these Options are exercisable at the time of Termination. If, at the Termination Date, the Beneficiary is not entitled to exercise all of his Options, the Shares covered by the unexercised portion of Options shall become available again for any future grant in accordance with Article 3. If after Termination, the Beneficiary does not exercise all of the Beneficiary’s Options within the time specified herein, the Options shall terminate, and the Shares covered by such Options shall become available again for any future grant in accordance with Article 3.

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Share Subscription Option Plan– August 2024

Similarly, the provisions of Article 7.1.1 are not applicable in the event that the Beneficiary decides to retire or his employer decides to pension him as defined in Article L. 1237-5 of the French Labor Code.

For the purposes of this Article 7.1.2 of the Plan:

“Disability” means disability as determined in categories 2 and 3 under Article L. 341-4 of the French Social Security Code and subject to the fulfillment of related conditions, and, for U.S. Beneficiaries, as defined under Section 22(e)(3) of the U.S. Code.

8.	TERMS AND CONDITIONS OF EXERCISE OF THE OPTIONS

8.1 EXERCISE RIGHT SUSPENSION

The Board of Directors may suspend the right to exercise the Options for a maximum duration of three (3) months in case transactions mentioned in Article L. 225-149-1, al. 1 of the French Commercial Code are carried out.

Beneficiaries will be informed of such suspension period in accordance with Article R. 225-133 of the French Commercial Code.

In the event that the term of the Options expires or terminates during the suspension period, the term of the Options may be postponed until one (1) more month following the suspension period. For U.S. Beneficiaries, the term of the option cannot exceed 10 years, regardless of suspension.

8.2 SCHEDULE FOR EXERCISING OF THE OPTIONS

8.2.1 Principle

The Options shall become exercisable pursuant to the vesting terms as approved by the Board of Directors on the Date of Grant and set out in the Notice of Grant and Option Agreement of each relevant Beneficiary; provided that, in any case, no Option shall be exercisable after the expiration of its ten (10)-year term as set forth in Article 8.3 below and the applicable Notice of Grant and Option Agreement.

Subject to the vesting schedule set forth in the applicable Notice of Grant and Option Agreement, if the Beneficiary fails to exercise the Options in whole or in part by the end of their ten (10)-year term, such Options will lapse automatically upon the expiration date of such term.

8.2.2. Exceptions

By way of exception, the provisions of Article 8.2.1 shall not apply in the case any of the following operations is implemented (to the extent the applicable Option Agreement does not address the vesting treatment that will occur in connection with any such operations):

a)	a tender offer, within the meaning of Article L. 433-1 of the French Monetary and Financial Code, relating to the shares of the Company or, as long as the shares of the Company are listed on the National Association of Securities Dealers Automated Quotation (NASDAQ), any similar operation carried out according to the NASDAQ regulations;

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Share Subscription Option Plan– August 2024

b)	an exchange offer, within the meaning of Article L. 433-1 of the French Monetary and Financial Code, relating to the shares of the Company or, as long as the shares of the Company are listed on the NASDAQ, any similar operation carried out according to the NASDAQ regulations;
c)	a cash tender and exchange offer relating in part to a cash tender offer and in part to an exchange offer or, as long as the shares of the Company are listed on the NASDAQ, any similar operation carried out according to the NASDAQ regulations;
d)	a buyout offer within the meaning of Article L. 433-4 of the French Monetary and Financial Code, relating to the shares of the Company or, as long as the shares of the Company are listed on the National Association of Securities Dealers Automated Quotation (NASDAQ), any similar operation carried out according to the NASDAQ regulations; or
e)	in the event of a merger of the Company into another corporation or of the sale by one or several shareholders, acting alone or in concert, of the Company to one or several third parties of a number of shares resulting in a transfer of more than fifty per cent (50%) of the shares of the Company to said third parties (a “Change in Control”). Notwithstanding the foregoing, a Change in Control must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) with respect to any compensation or benefit that is subject to Section 409A of the U.S. Code.

In the cases mentioned in clauses a) through d) above, unless otherwise resolved by the Board of Directors at the time of occurrence of the relevant event, any Options that remain unvested as of the date of such event shall become immediately exercisable and the Beneficiaries shall be entitled to exercise all of their unexercised Options in one or several times as from the date of delivery of the initial offer (tender offer, exchange offer, cash tender and exchange offer and similar operations on the NASDAQ) to the relevant authority until the end of the expiration of the term of the Options.

In the case of a Change in Control as mentioned in clause e) above, unless otherwise decided by the Board of Directors at the time of the relevant Change in Control, all of the Options that remain unexercisable as of immediately prior to the completion of the Change in Control shall become exercisable immediately prior to the completion of the Change in Control. Such fully exercisable Options shall then be subject to the terms set forth in Article 10.2.

Moreover, as exceptions to the exercise schedule provided in the applicable Notice of Grant, (a) if an employment agreement entered into between the Company (or an Affiliate) and the Beneficiary provides for special vesting treatment upon a Covered Termination (as such term is defined in such employment agreement), the Options shall become exercisable as to the number of Options that would otherwise have become exercisable within the twelve month period immediately following the Covered Termination in accordance with the exercise schedule provided in the Notice of Grant as if the Beneficiary had remained in continuous service with the Company or an Affiliate during such period and (b) in case of death of the Beneficiary, the Beneficiary’s heirs may exercise the Options within a period of six (6) months as from the death of the Beneficiary, pursuant to Article 7.1.2.

8.3. TIME LIMIT FOR THE EXERCISE OF THE OPTIONS

In any case, the Options shall be exercised by the Beneficiary before the end of a period of ten (10) years as from the Date of Grant (or, in the case of the death of the Beneficiary or Termination due to the Beneficiary’s Disability that occurs prior to the end of such 10-year period, six (6) months from the death or Termination due to Disability of the Beneficiary in accordance with French law and the Plan), and for the sake of clarity, with respect to a US Beneficiary, the ten (10) year term may not be exceeded, including in the case of early exercise in the event of death or disability of the Beneficiary.

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Share Subscription Option Plan– August 2024

8.4. TERMS OF EXERCISE OF THE OPTIONS

(i) The Options may only be exercised if all the conditions provided under Articles 7 and 8 of the Plan are satisfied on the date of exercise of the Options.

(ii) In order to exercise a Beneficiary’s Options, the Beneficiary shall send to the legal representative of the Company, a notification indicating the number of Options that the Beneficiary wishes to exercise. The consideration for the Shares to be issued upon exercise of Options shall be paid either by wire transfer or bank check payable to the Company in an amount equal to the aggregate Subscription Price.

(iii) Furthermore, in the event that the sale of Shares under this Plan is not registered under the U.S. Securities Act but an exemption is available which requires an investment representation or other representation, the Beneficiary shall represent and agree at the time of exercise that the Shares being acquired upon exercising this Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

(iv) The Beneficiary will have the ownership and the enjoyment of the Shares on the date of exercise of the Options.

(v) As the Company is listed on the NASDAQ market, the Beneficiary will be responsible for converting the newly issued ordinary shares of the Company into American Depositary Receipt (ADRs) upon exercise of his Options.

9.	CONDITIONS OF HOLDING AND SALE OF THE SHARES

9.1. U.S. SECURITIES LAW RESTRICTIONS

The Shares to be issued from exercised Options have been registered under the U.S. Securities Act and may be offered or sold in the United States or to U.S. persons as defined under Rule 902 of the U.S. Securities Act.

Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to register, issue or deliver any Shares under the Plan unless such issuance or delivery would comply with applicable U.S. state and Federal laws, including securities laws, and the U.S. Code, with such compliance determined by the Company in consultation with its legal counsel.

Regardless of whether the offering and sale of shares under this Plan have been registered under the U.S. Securities Act or have been registered or qualified under the securities laws of any U.S. state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the U.S. Securities Act, the securities laws of any state or any other law.

9.2 EXECUTIVE OFFICERS OF THE COMPANY

Without prejudice to the above, 10% of the Shares subscribed following the exercise of Options by the Chairman  of the Board (Président du Conseil d’administration), the Chief Executive Officer (Directeur Général), and other deputy executive officers (Directeurs Généraux Délégués) of the Company, must be held in registered form and must not be sold, leased or converted to bearer shares until the mandate as executive officer is over.

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Share Subscription Option Plan– August 2024

The amount of Shares to be held shall be determined by taking into account all the shares already held pursuant to the requirements of the previous plans.

10.	PROTECTION OF THE INTERESTS OF THE BENEFICIARY

10.1 GENERAL PROVISIONS

In the event of the carrying out by the Company of any of the financial operations pursuant to Article L. 225-181 of the French Commercial Code as follows:

-	amortization or decrease of the share capital,
-	modification to the allocation of profits,
-	distribution of free shares,
-	capitalization of reserves, profits, issuance premiums,
-	the issuance of shares or securities giving right to shares to be subscribed for in cash or by set-off of existing indebtedness offered exclusively to the shareholders,

the Company shall take the required measures to protect the interest of the Beneficiaries in the conditions set forth in Article L. 228-99 of the French Commercial Code.

The adjustment will be made in accordance with the provisions of Article R. 228.91 of the French Commercial Code.

10.2 ABSORPTION OF THE COMPANY

10.2.1 Transfer of the commitments to the Beneficiary(ies) of the contributions

In the case of a Change in Control or the Company is otherwise absorbed by another company, merges with one or several other companies to form a new company or split off, the company(ies) that benefit(s) from the contributions could substitute itself for the Company with respect to its duties toward the Beneficiary. In this case, the number and the price of the shares under option shall be determined either by applying the exchange ratio used for the operation, or by applying other terms and conditions defined by the parties to the operation. For U.S. Beneficiaries, this will be determined, as applicable, in accordance with Sections 422, 424 and 409A of the U.S. Code.

10.2.2 Absence of transfer of the commitments to the Beneficiary(ies) of the contributions

In the case the company(ies) that benefit(s) from the contributions decide(s) not to substitute itself for the Company with respect to its duties toward the Beneficiary, the Options may be exercised by the Beneficiary within the period notified to him by the Board of Directors by registered letter with acknowledgement of receipt or letter with discharge. Failing that, the Options will terminate. For U.S. Beneficiaries, this will be determined in accordance with Sections 422, 424 and 409A of the U.S. Code.

11.	REMOVAL FROM LISTING

The shares of the Company no longer being listed on the NASDAQ market or listed on another exchange shall not challenge the rights and obligations of the Beneficiaries as they are provided herein.

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Share Subscription Option Plan– August 2024

12.	UNAVAILABILITY AND NON-TRANSFERABILITY OF THE OPTIONS

Pursuant to Article L. 225-183, paragraph 2 of the French Commercial Code, until the Option has been exercised by the Beneficiary, the corresponding rights are not transferable.

An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the Beneficiary, only by the Beneficiary.

However, as it is provided in Article 7.1.2 hereof, in case of death of the Beneficiary, his heirs may exercise the Options within a period of six (6) months as from the death of the Beneficiary.

13.	AMENDMENT AND TERMINATION OF THE PLAN

(a) Amendment and Termination

Subject to Article 13(b) hereof, the Board of Directors may at any time amend, alter, suspend or terminate the Plan to the extent permitted by applicable French or, with respect to U.S. Beneficiaries, U.S. laws.

(b) Effect of amendment and termination

No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Beneficiary, unless mutually agreed otherwise between the Beneficiary and the Board of Directors, which agreement must be in writing and signed by the Beneficiary and the Company.

14.	LIABILITY OF THE COMPANY

14.1.       The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by any counsel to the Company to be necessary to the lawful issuance or sale of any shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

14.2.       The Company and its Affiliates may not be held responsible in any way if the Beneficiary for any reason not attributable to the Company or its Affiliates was not able to exercise the Options or subscribe the Shares.

14.3         Each Beneficiary understands that the Beneficiary may suffer adverse tax consequences as a result of the subscription or disposition of the Beneficiary’s Shares, for which the Company and its Affiliates shall not be held responsible. In this respect, each Beneficiary undertakes that it is not relying on the Company for any tax advice.

15.	INDEPENDENCE OF THE CLAUSES

If any provision hereof is held prohibited or void, at any time, by a competent authority or judicial body, this shall not challenge the remaining provisions that shall be considered as independent and as having been written or rewritten, depending upon the case, without this prohibited or void provision.

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Share Subscription Option Plan– August 2024

16.	INTERPRETATION

It is intended that Options granted under the Plan shall qualify for the favorable tax and social security charges treatment applicable to Options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, the French Tax Code and the French Social Security Code as amended and, for U.S. Beneficiaries, it is intended that the Options will be NSOs and will not qualify as incentive stock options under the U.S. Code.

The terms of the Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws (in particular, Sections 80 quaterdecies of the French Tax Code), as well as the French tax and social security administrations and the relevant guidelines released by the French tax and social insurance authorities and subject to the fulfilment of legal, tax and reporting obligations.

17.	APPLICABLE LAW AND COMPETENT TRIBUNALS

This Plan shall be governed by and construed in accordance with the laws of France.

The tribunals located within the jurisdiction of the Court of Appeal of Lyon shall be exclusively competent to determine any claim or dispute arising in connection herewith.

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Share Subscription Option Plan– August 2024

APPENDIX 1

FORM OF OPTION AGREEMENT

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This is a free translation from the French language and is supplied solely for information purposes. Only the original version in French language has legal force.

EDAP – TMS

A French société anonyme

Registered office: 4 rue du Dauphiné Parc d'Activité la Poudrette Lamartine

69120 Vaulx-en-Velin

France

316 488 204 R.C.S Lyon

(the “Company”)

SHARE SUBSCRIPTION OPTION AGREEMENT

SECTION I

NOTICE OF STOCK OPTION GRANT

Name and address of Beneficiary: Mr(s). ____________

Address: __________________________________________________________________________

In accordance with the authorization granted by the ordinary and extraordinary general shareholders’ meeting of June 28, 2024, the Board of Directors decided on _____________, to determine the terms and conditions of the share subscription options and the related plan (hereinafter referred to as the “Plan”).

In accordance with the Plan, we inform you that the Board of Directors decided to grant you a certain number of share subscription options, each giving right to the subscription of one ordinary share of the Company in accordance with the provisions of the Plan and of this agreement (including the Notice of Grant) (hereinafter referred to as the “Option Agreement”).

The Options are governed by Articles L. 225-177 et seq. of the French Commercial Code. In addition, Options granted under the Plan to U.S. Beneficiaries are intended to be non-statutory stock options (“NSOs” or “Non-Statutory Stock Options”) and shall not be treated as “incentive stock options” within the meaning of that term under Section 422 of the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor provision thereto (the “U.S. Code”).

Options do not constitute an item of the Beneficiary’s employment contract, officer mandate or remuneration.

Unless otherwise defined herein, the capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan.

The Company has elected for an electronic system (the “System”) established and maintained by a third-party provider (the “Third-Party Provider”) to manage the Plan online. On the date of the Plan, the Company has designated Banque Transatlantique (hereinafter “BT”) as Third Party Provided; provided that, at any time during the Plan, the Company may decide, in its sole discretion, to elect another Third-Party Provider. To the extent you accept and sign this Option Agreement (including the Notice of Grant), you also consent to participate in the Plan by electronic means (i.e. via the System) and all the administrative steps related to your Options must be made via the System.

The grant of Options will be definitive upon the Date of Grant provided that this Option Agreement (including the Notice of Grant) has been duly executed by you via AdobeSign within one (1) month following receipt of such document. Please read carefully this Option Agreement (including this Notice of Grant) and then sign them to confirm your approval.

Date of Grant:	________________________

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This is a free translation from the French language and is supplied solely for information purposes. Only the original version in French language has legal force.

Subscription Price per Share:	[___] Euros

Total Number of Shares Granted:	[xx]

Total Subscription Price:	[xx] Euros

Type of Options:	Stock Options for French Beneficiaries Non-Statutory Stock Options for US Beneficiaries

Duration/Expiration Date of Options:	10 years, i.e., until _______________________________________

We draw your attention on the fact that, should you be the Chairman of the Board of Directors (Président du Conseil d’administration), the Chief Executive Officer (Directeur Général), or any of the other executive officers (Directeurs Généraux Délégués) of the Company, then ten percent (10%) of the Shares you subscribed following the exercise of Options must be held in registered form and must not be sold, leased or converted to bearer shares until your mandate as chairman or executive officer is over. The amount of Shares to be held shall be determined by taking into account all the shares already held pursuant to the requirements of the previous plans.

Validity of the Options: The Options will be valid as of the Date of Grant specified above.

Schedule for exercising of the Options:

Unless otherwise determined or adapted by the Board of Directors and subject to the vesting provisions set forth in the Plan, the Options may be exercised by the Beneficiary in accordance with the following vesting schedule subject to the condition precedent that the Beneficiary shall have previously returned to the Company the documents referred to under Article 3.1 of your Option Agreement duly signed:

-	one-sixth of the Options, at the expiration of a period of six (6) months as from the Date of Grant of the Options by the Board of Directors (the “6 Month Anniversary”); and
-	with respect to the remaining five-sixths of the Options, one-thirty-sixth of the Options, each at the expiration of successive one (1) month periods as from the 6 Month Anniversary; and
-	at the latest within ten (10) years as from the Date of Grant, i.e., on____________________.

The number of Options that may be exercised pursuant to the above vesting schedule will always be rounded down to the nearest full number.

Termination of the Option Agreement:

Upon Termination, the Beneficiary may exercise their Options within a three (3) month period following the Termination Date, and only for the part of the Options that the Beneficiary was entitled to exercise at the Termination Date (but in no event later than the expiration of the term of such Options as set forth above). If, at the Termination Date , the Beneficiary is not entitled to exercise all of their Options, or if, after the Termination Date , the Beneficiary does not exercise all of their exercisable Options within the three (3) month period specified above, the Options shall expire and the unsubscribed Shares that were subject thereto shall become available for future grant under the Plan.

By the Beneficiary’s signature and the signature of the Company’s representative below, the Beneficiary and the Company agree that these Options are granted under and governed by the terms and conditions of the Plan and the Option Agreement. The Beneficiary has reviewed the Plan and this Option Agreement (including the Notice of Grant) in its entirety. The Beneficiary has had the opportunity to be advised on the legal and fiscal aspects prior to executing the Option Agreement and fully understands the terms and conditions of the Plan. The Beneficiary expressly hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Board of Directors upon any questions relating to the Plan and the Option Agreement. The Beneficiary further agrees to notify the Company of any change in the Beneficiary’s residence address indicated below.

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This is a free translation from the French language and is supplied solely for information purposes. Only the original version in French language has legal force.

Electronic Signature:

In accordance with Articles 1366 and 1367 of the French Civil Code, this Notice of Grant has been signed electronically by the Company and the Beneficiary. The Company and the Beneficiary acknowledge and agree that electronic signatures via AdobeSign, which is compliant with EU eIDAS Regulation (EU) 910/2014, were used for the execution of this Notice of Grant by such signatories. The Beneficiary acknowledges that he/she has received all the information required for the electronic signature of this Notice of Grant and that he/she has signed this Notice of Grant electronically in full knowledge of the technology used and its terms and conditions, and consequently waives any claim and/or legal action challenging the reliability of this electronic signature system and/or its intention to enter into this Notice of Grant. Furthermore, in accordance with the provisions of Article 1375 of the French Civil Code, the obligation to deliver an original copy to each signatory hereto is not necessary as proof of the commitments and obligations of each of them to this Notice of Grant. The delivery of an electronic copy of this Notice of Grant directly by AdobeSign to the Company and the Beneficiary shall constitute sufficient and irrefutable proof of the commitments and obligations of each of them to this Notice of Grant.

For EDAP TMS	The Beneficiary

Mr. Ryan Rhodes	Name of Beneficiary:

Chief Executive Officer	Address of Beneficiary:

Signature : ________________________	Signature : ________________________
Date : ________________________	Date : ________________________

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This is a free translation from the French language and is supplied solely for information purposes. Only the original version in French language has legal force.

EDAP – TMS

A French société anonyme

Registered office: 4 rue du Dauphiné Parc d'Activité la Poudrette Lamartine

69120 Vaulx-en-Velin

France

316 488 204 R.C.S Lyon

(the “Company”)

SHARE SUBSCRIPTION OPTION AGREEMENT

SECTION II

1. GRANT OF OPTIONS

The Board of Directors hereby grants to the Beneficiary named in the Notice of Grant (hereinafter the “Beneficiary”), a total number of < > subscription options (hereinafter the “Options”) to subscribe the number of Shares, as set forth in the Beneficiary’s Notice of Grant in Section I of this Option Agreement, at the exercise price set forth in the Beneficiary’s Notice of Grant (hereinafter the “Subscription Price”), subject to the terms and conditions of the Plan and this Option Agreement.

In consideration for this grant, the Beneficiary undertakes to comply with the terms and conditions relating to the exercise of the Options and holding and sale conditions of the Shares to be issued upon exercise of the Options, and all other terms set forth in this Option Agreement (including the Notice of Grant) and the Plan.

In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Option Agreement, the terms and conditions of the Plan shall prevail.

Options granted under the Plan to U.S. Beneficiaries are intended to be non-statutory stock options (“NSOs” or “Non-Statutory Stock Options”) and shall not be treated as “incentive stock options” within the meaning of that term under Section 422 of the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor provision thereto (the “U.S. Code”).

Options are valid as from the Date of Grant.

In the event of any tax liability (except the employer’s contribution which is referenced in Article L. 137-13 of the French Social Security Code) arising from the grant of the Options, the liability to pay such taxes shall be that of the Beneficiary alone. The Beneficiary shall enter into such agreements of indemnity and execute any and all documents as the Company may specify for this purpose, if so required on the Date of Grant or at any other time at the discretion of the Company, on such terms and conditions as the Company may deem appropriate for recovery of the tax due, from the Beneficiary.

2. SHARE SUBSCRIPTION PRICE

Each Option gives right, subject to the satisfaction of the conditions provided herein (including the Notice of Grant) and the Plan (including, but not limited to, the conditions set forth in Article 7 of the Plan), to the subscription of one Share at a Subscription Price set forth by the Board of Directors on the Date of Grant and pursuant to the provisions of Article 6 of the Plan.

The Shares issued upon exercise of the Options must be fully paid-up at subscription.

The Subscription Price may not be modified for the duration of the Plan. However, the number of Shares under option as well as their Subscription Price may be adjusted, in the event that the Company implements one of the transactions set out in Article L. 225-181 paragraph 2 of the French Commercial Code, and, for U.S. Beneficiaries, in accordance with Sections 409A, 422 and 424 of the U.S. Code, as applicable.

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This is a free translation from the French language and is supplied solely for information purposes. Only the original version in French language has legal force.

3. EXERCISE OF THE OPTIONS

3.1. RIGHT TO EXERCISE THE OPTIONS

The Options can be exercised during their term in accordance with the schedule for exercise of the Options as set forth in the Notice of Grant and in accordance with the applicable provisions of the Plan, in particular Article 7 (Conditions precedent for exercise of the Options/Conditions upon issuance of the Shares) and Article 8 (Terms and conditions of exercise of the Options) and Article 10 (Protection of the interests of the Beneficiary) of the Plan, and in accordance with the provisions of this Option Agreement, subject to the condition precedent that the Beneficiary shall have previously executed this Option Agreement and the Notice of Grant within one month following their receipt.

In case of the Beneficiary’s Termination, including due to death or Disability, the exercise of the Options will be governed by the applicable provisions of the Plan and in accordance with the applicable provisions of this Option Agreement.

3.2 TERMS AND CONDITIONS OF EXERCISE OF THE OPTIONS

(i) The Options may only be exercised if all the conditions provided under Articles 7 and 8 of the Plan are satisfied on the date of exercise of the Options.

(ii) For purposes of exercise of the Option, the Company has elected for an electronic system established and maintained by a third-party provider. On the date of the Plan the Company has designated Banque Transatlantique as third-party provider. Accordingly, in order to exercise his/her Options, a Beneficiary shall connect to and instruct his/her exercise via the electronic platform of Banque Transatlantique (or the relevant third-party provider, as applicable); provided that the relevant Options shall be deemed exercised upon and subject to receipt by the Company of the aggregate corresponding Subscription Price of the shares of the Company to be subscribed upon exercise of the relevant Options as directed by Banque Transatlantique (or the relevant third-party provider, as applicable).

Upon exercise of the Options, the Shares issued in favor of the Beneficiary shall be assimilated with all other Shares of the Company and shall give rights to dividends for the fiscal year during which the Options are exercised.

(iii) In accordance with the provisions of the Plan, the Beneficiary will have the ownership and the enjoyment of the Shares on the date of exercise of the Options.

(iv) In accordance with the provisions of the Plan, as the Company is listed on the NASDAQ market, the Beneficiary will be responsible for converting the newly issued ordinary shares of the Company into American Depositary Receipt (ADRs) upon exercise of his Options.

4. METHODS OF PAYMENT

Payment of the aggregate Subscription Price shall be made either by wire transfer or bank check payable to the Company in an amount equal to the total Subscription Price.

In the event where the exercise of the Options would lead the Company to be liable for the payment of any fees, taxes, charges and/or amount of any nature whatsoever, in place of the Beneficiary, such Options shall be deemed duly exercised once the full payment of the subscription price of the Shares to be issued pursuant to the exercise of such Options is made by the Beneficiary accompanied by either the receipt stating the payment by the Beneficiary of any such fee, tax or charge, as above described that would otherwise be paid by the Company upon exercise of the Option, in place of the Beneficiary or, the full payment, under the same conditions, of any amount due upon the exercise of the Options to be borne by the Company.

The Company and its Affiliates may not be held responsible in any way if the Beneficiary for any reason not attributable to the Company or its Affiliates was not able to exercise the Option or purchase the Shares. The payment for the subscription of the Shares shall be made by the Beneficiary under the Beneficiary’s own responsibility according to terms and conditions of the Plan and of this Option Agreement.

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This is a free translation from the French language and is supplied solely for information purposes. Only the original version in French language has legal force.

5. HOLDING AND SALE CONDITIONS OF THE SHARES

Conditions of holding and sale of the Shares are set forth in Article 9 of the Plan.

6. REMOVAL FROM LISTING

The shares of the Company no longer being listed on the NASDAQ market or listed on another exchange shall not challenge the rights and obligations of the Beneficiaries as they are provided herein.

7. NON-TRANSFERABILITY OF THE OPTIONS

Pursuant to Article L 225-183, paragraph 2 of the French Commercial Code, until the Option has been exercised by the Beneficiary, the corresponding rights are not transferable. An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the Beneficiary, only by the Beneficiary.

However, as it is provided in Article 7.1.2 of the Plan, in case of death of the Beneficiary, their heirs may exercise the Options within a period of six (6) months as from the death of the Beneficiary.

8. TERM OF THE OPTIONS

Subject to the applicable provisions provided by the Plan, the Options may only be exercised within the term set out in the Notice of Grant, in accordance with the provisions of the Plan and in accordance with the terms and conditions of this Option Agreement.

9. ENTIRE AGREEMENT – GOVERNING LAW

The Plan is incorporated herein by reference. The Plan and this Option Agreement (including the Notice of Grant) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Beneficiary with respect to the subject matter hereof. In accordance with Article 13 of the Plan, the Board of Directors may at any time amend, alter, suspend, or terminate the Plan to the extent permitted by applicable French or U.S. laws. The Plan and this Option Agreement may not be modified adversely to the Beneficiary’s interest except by means of a written agreement signed by the Company and the Beneficiary. This agreement is governed by the laws of France.

Any claim or dispute arising under the Plan or this Option Agreement shall be subject to the exclusive jurisdiction of the court competent for the place of the registered office of the Company, i.e., the Court of Appeal of Lyon.

10. TAX OBLIGATIONS

Regardless of any action the Company or the Beneficiary’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the Beneficiary acknowledges that the ultimate liability for all Tax-Related Items legally due by the Beneficiary is and remains the Beneficiary’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options grant, including the grant, vesting or exercise of the Options, the subsequent sale of shares of common stock acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Beneficiary’s liability for Tax-Related Items.

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This is a free translation from the French language and is supplied solely for information purposes. Only the original version in French language has legal force.

Prior to exercise of the Options, the Beneficiary will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer, if any. In this regard, the Beneficiary authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Beneficiary from the Beneficiary’s compensation paid to the Beneficiary by the Company and/or Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may sell or arrange for the sale of Shares that the Beneficiary acquires to meet the withholding obligation for Tax-Related Items. Finally, the Beneficiary will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Beneficiary’s participation in the Plan or the Beneficiary’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares issuable upon exercise of the Options if the Beneficiary fails to comply with the Beneficiary’s obligations in connection with the Tax-Related Items as described in this section.

11. NATURE OF THE GRANT

In accepting the grant, the Beneficiary acknowledges that:

(a)     the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b)     the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in place of options, even if options have been granted repeatedly in the past;

(c)     all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)     the Beneficiary’s participation in the Plan shall not create a right to further employment with the employer and shall not interfere with the ability of the Employer to terminate the Beneficiary’s employment relationship at any time with or without cause;

(e)     the Beneficiary is voluntarily participating in the Plan;

(f)      the Options are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Beneficiary’s employment contract, if any;

(g)     the Options are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(h)     the Options granted will not be interpreted to form an employment contract with the Company, the Employer or any subsidiary or affiliate of the Company;

(i)      the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j)      if the underlying Shares do not increase in value, the Options will have no value;

(k)     if the Beneficiary exercises the Beneficiary’s Options and obtains Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the exercise price;

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This is a free translation from the French language and is supplied solely for information purposes. Only the original version in French language has legal force.

(l)       in consideration of the grant of the Options, no claim or entitlement to compensation or damages shall arise from termination of the Options or diminution in value of the Options or Shares subscribed through exercise of the Options resulting from termination of the Beneficiary’s employment the Company or the Employer (for any reason whatsoever) and the Beneficiary irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Beneficiary shall be deemed irrevocably to have waived the Beneficiary’s entitlement to pursue such claim; and

(m)    in the event of termination of the Beneficiary’s employment or office, the Beneficiary’s right to receive the Options and vest in the Options under the Plan, if any, will terminate effective as of the date that the Beneficiary receives notice of termination regardless of when such termination is effective; furthermore, in the event of termination of employment or office, the Beneficiary’s right to exercise the Options after termination of employment or office, if any, will be measured by the date on which the Beneficiary receives notice of termination; the Company shall have the exclusive discretion to determine when the Beneficiary is no longer actively employed or an officer for purposes of the Beneficiary’s Options grant. In addition, any period of notice or compensation in lieu of such notice, that is given or ought to have been given under any contract, statute, common law or civil law shall be excluded.

12. DATA PRIVACY

In compliance with the General Data Protection Regulation n°2016/679 (“GDPR”), effective since May 25, 2018, and the law of 6 January 1978 on Information Technology and Freedoms, as modified, the Beneficiary is informed of the processing of his/her personal data by the Company who acts as the data controller:

EDAP TMS

Parc d’Activité de La Poudrette Lamartine

4, rue du Dauphiné, 69120 Vaulx-en-Velin

France

dpo@edap-tms.com

The Company processes the personal data of the Beneficiary for:

-	the exclusive purpose of implementing, administering and managing the Beneficiary’s participation in the Plan. The legal basis for the processing of personal data by the Company is the performance of the Option Agreement entered into between the Company and the Beneficiary.
-	complying with all Company’s corporate and tax legal obligations. The legal basis justifying this processing is the Company’s legal obligations relating to the performance of the Option Agreement and the Plan;
-	defending its interests in the event of litigation, including preservation of evidence for the purposes of possible legal proceedings. The legal basis for this processing is the legitimate interest of the Company to organize its defense and defend or assert its rights;
-	responding to the Beneficiary’s requests to exercise his/her rights in relation to his/her personal data, including carrying out the necessary checks to ensure that such requests comes from the Beneficiary. The legal basis for this processing is the compliance with the Company’s legal obligation to answer the Beneficiary’s personal data requests;
-	managing operations to reorganize the company's capital and activities, including mergers and acquisitions, takeovers, partial sales of business lines, capital increases and reductions. The legal basis for this processing is the Company’s legitimate interest to reorganize its capital and activities according to the needs of its development.

The Beneficiary understands that the Company processes personal information about the Beneficiary, including, but not limited to, the Beneficiary’s name, home address and telephone number, nationality, job title, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Beneficiary’s favor (“Data”). This Data may be obtained indirectly by the Company from the Beneficiary through its designated Third-Party Provider (i.e., Banque Transatlantique as at the date of the Plan).

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This is a free translation from the French language and is supplied solely for information purposes. Only the original version in French language has legal force.

The recipients of the Data are duly authorized personnel of the Company and its subsidiaries or affiliates who have access to the Data in connection with the performance of the Options Agreement, any service providers and consultants acting on their behalf in the processing of the Data, as well as regulatory, administrative or judicial authorities within the scope of their respective missions.

The Beneficiary understands that, in the framework of the processing of the Data by the Company as described herein, such Data may be transferred outside of the European Economic Area and that it is possible that the recipients’ country (the United States) may have different data privacy laws and protections than the Beneficiary’s country. To the extent necessary, the Company will implement appropriate safeguards for such data transfers. The Beneficiary may request detailed information on such safeguards, as the case may be, by sending an email to dpo@edap-tms.com.

The Beneficiary understands that Data will be held only as long as is necessary to implement, administer and manage the Beneficiary’s participation in the Plan, without prejudice of the legal obligations applicable to the Company in respect of Data retention, as the case may be.

The Beneficiary may, at any time, and subject to applicable legal and regulatory provisions, contact the Company to exercise his/her data protection rights:

-	Right to access the Data: the Beneficiary is entitled to obtain confirmation from the Company as to whether any personal data concerning the Beneficiary is processed by the Company. This includes the right to access such personal data, to obtain a copy of it free of charge (except for repetitive or excessive requests), unless otherwise provided by the applicable data protection laws, and to be provided with a description of the main features of the processing implemented in relation to his/her personal data ( including, the purposes of such processing, categories of personal data processed, recipients or categories of recipients of personal data, the envisaged retention period or, if not possible, the criteria used to determine it).
-	Right to rectify the Data: the Beneficiary has the right to obtain from the Company without undue delay the rectification of inaccurate, incomplete or outdated personal data concerning the Beneficiary.
-	Right to erase the Data: the Beneficiary has the right to obtain from the Company without undue delay the erasure of his/her personal data under certain conditions. The Company may refuse the erasure of personal data under certain conditions.
-	Right to limit the processing of the Data: the Beneficiary has the right to limit the processing of his/her personal data under certain conditions. When the Beneficiary has obtained from the Company a restriction of processing of his/her personal data, the Beneficiary will be informed by the Company prior to lifting of such limitation.
-	Right to object to the processing of the Data: As a general matter, the Beneficiary has the right to object, at any time and on legitimate grounds relating to the Beneficiary’s particular situation, to the processing of his/her personal data. Provided that such objection is justified, the Company will no longer process the personal data concerned unless it can demonstrate compelling legitimate grounds for the processing which override the Beneficiary’s interests.
-	Right to request the portability of the Data: Where the processing is carried out by automated means, the Beneficiary can request from the Company: (i) to communicate to the Beneficiary the personal data that the Beneficiary shared with the Company, in a structured, commonly used and machine-readable format, in order to be able to further transmit such personal data to another data controller; or (ii) to directly transmit such personal data to such other data controller, if technically feasible.

The Beneficiary understands, however, that the processing of his/her Data is necessary for the performance of the Plan and that if the Beneficiary does not provide his/her Data, this may affect the Beneficiary’s ability to participate in the Plan.

For more information on the consequences of a potential request for erasure or objection that the Beneficiary may contemplate, the Beneficiary understands that the Beneficiary may contact the Company.

The Beneficiary also has the right to provide the Company with specific instructions for the processing of his/her Data after his/her death.

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This is a free translation from the French language and is supplied solely for information purposes. Only the original version in French language has legal force.

Finally, the Beneficiary has the right to lodge a complaint with a supervisory authority in relation to the processing of his/her Data, e.g. the Commission Nationale de l'Informatique et des Libertés (CNIL) for France.

13. ELECTRONIC DELIVERY

The Company may, in its sole discretion, decide to deliver any documents related to the Options and participation in the Plan by electronic means or to request the Beneficiary’s consent to participate in the Plan by electronic means. The Beneficiary hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14. SEVERABILITY

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Electronic Signature:

In accordance with Articles 1366 and 1367 of the French Civil Code, this Option Agreement has been signed electronically by the Company and the Beneficiary. The Company and the Beneficiary acknowledge and agree that electronic signatures via AdobeSign, which is compliant with EU eIDAS Regulation (EU) 910/2014, were used for the execution of this Option Agreement by such signatories. The Beneficiary acknowledges that he/she has received all the information required for the electronic signature of this Option Agreement and that he/she has signed this Option Agreement electronically in full knowledge of the technology used and its terms and conditions, and consequently waives any claim and/or legal action challenging the reliability of this electronic signature system and/or its intention to enter into this Option Agreement. Furthermore, in accordance with the provisions of Article 1375 of the French Civil Code, the obligation to deliver an original copy to each signatory hereto is not necessary as proof of the commitments and obligations of each of them to this Option Agreement. The delivery of an electronic copy of this Option Agreement directly by AdobeSign to the Company and the Beneficiary shall constitute sufficient and irrefutable proof of the commitments and obligations of each of them to this Option Agreement.

On behalf of EDAP TMS	The Beneficiary
Mr Ryan Rhodes	Name of Beneficiary:
Chief Executive Officer

Signature : ________________________	Signature : ________________________
Date : ________________________	Date : ________________________

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